Exhibit 5.1

INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O BOX 1680
BROOKLYN, NY 11202
                                               Employee Identification Number:
Date:      JAN 17 1995                                  11-2380136
                                               File Holder Number:
                                                        133001570
UNIVERSAL HOLDING CORP.                        Person to Contact:
    MOUNT EBO CORPORATE PARK                            DEBORAH ALPERT
C/O JEFFREY S. KAHN, ESQ.                      Contact Telephone Number:
KAHN, WAXMAN & TAUB, P.C.                               (516) 603-5385
60 EAST 42ND STREET-STE 2130                   Plan Names:
NEW YORK, NY  10165                              UNIVERSAL HOLDING CORP. 401(k)
                                                 SAVINGS PLAN
                                               Plan Number: 001



Dear Applicant:

           We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

           Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

           The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

           This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other codes or local statutes.

           This determination is subject to your adoption of the proposed amendment submitted in your letter dated January 12, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

           This determination letter is applicable for the amendment(s) adopted on June 24, 1994.

           This determination letter is applicable for the plan adopted on October 29, 1993.

           This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

           This letter is issued under Rev. Proc. 93-39 and considers the amendment required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

UNIVERSAL HOLDING CORP


           This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

           If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                      Sincerely yours,

                                                      /s/ Herbert J. Huff

                                                      Herbert J. Huff
                                                      District Director

Enclosures:
Publications 794
Reporting & Disclosure Guide
      for Employee Benefit Plans




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